NEWS RELEASE
For Immediate Release	Contact: Investor Relations
November 12, 2007
(206) 298-2909

EMERITUS ANNOUNCES 2007 THIRD QUARTER RESULTS

SEATTLE, WA, November 12, 2007 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens, today announced its 2007 third quarter and nine month results. The Company’s third quarter results include two months of results for Emeritus prior to its recently closed merger with Summerville Senior Living and one month of results for the combined Company. The transaction closed effective September 1, 2007.

Third Quarter 2007 Highlights
•	Completed the merger with Summerville Senior Living
•	Concluded the acquisition of 53 communities formerly operated under long-term leases
•	Average monthly revenue per unit increased by 4.1% over the prior year to $3,239
•	Average occupancy increased to 86.9% from 86.0% in the prior year
•	Operating income from continuing operations, as adjusted, improved $2.1 million
•	Community operating margin, as adjusted, improved to 34.7% from 32.9% in the prior year third quarter

Granger Cobb, President and Co-Chief Executive Officer, stated "We produced solid results in the third quarter, including the newly acquired Summerville communities. We are pleased that occupancy and revenue per unit trends improved sequentially from the second to third quarter. By executing against key initiatives, including expanded marketing efforts, quality service improvements, and physical property enhancements, we produced increased revenues and operating cash flow results. The integration is proceeding smoothly, due to the time and effort we expended leading up to the merger, enabling a timely implementation of key best practices across the entire organization. This in turn, should lead to continued revenue and productivity gains over time.”

Dan Baty, Chairman and Co-Chief Executive Officer, commented, “With the completion of the merger and key management transitions, along with the consolidation of the ownership of our real estate, infrastructure and operating platform, the outlook for the long-term is solid.   We have a much stronger balance sheet providing us with the financial flexibility to support our ongoing growth as we continue to execute against our strategy of being a leader in the assisted living and dementia care business.”

Summary of 2007 Third Quarter Results

Total revenue for third quarter ended September 30, 2007 increased 29% to $138.1 million from $107.3 million. Community operating revenues for the third quarter ended September 30, 2007 increased $29.7 million to $136.6 million, including approximately $24.1 million from the addition of the Summerville communities, compared to $106.9 million for the same period of 2006.  In addition to the impact of the Summerville communities for one month, $3.3 million of the improvement in revenue was due to increases in the average monthly revenue per occupied unit and approximately $2.3 million was due to an increase in occupancy. The management fee revenue for the Company’s Blackstone joint venture completed in December 2006 was $762,000 for the third quarter.

Average monthly revenue per unit increased over the prior year by $126, to $3,239 and average occupancy increased to 86.9% from 86.0% in the prior year, including the weighted average impact of Summerville communities for one month during the current quarter. Average monthly revenue per unit for the month of September was $3,283 and average occupancy was 87.7%.

Community operating expenses were $89.2 million in the third quarter of 2007 compared to $69.8 million in third quarter of 2006. Operating expenses for 2006 included a $2.0 million reduction in expense due to revised estimates of our ultimate exposure under our workers’ compensation programs.  Excluding this adjustment, operating expenses in 2006 would have been $71.8 million and the increase in 2007 would have been $17.4 million. Of the $17.4 million increase in operating expense, $15.4 million was due to the acquisitions of the Summerville communities and Inn at Marietta, a leased community added in July 2007.  The additional $2.0 million was primarily related to increases in labor-related expenses.

Operating income from continuing operations for the third quarter of 2007 improved by $2.1 million to $3.2 million compared to $1.1 million in the same period in the prior year after adjusting for the 2006 expense reduction of $2.0 million resulting from a change in estimated ultimate losses for prior year workers’ compensation claims.

Emeritus’s community level operating margin improved to 34.7% in the third quarter of 2007 from 32.9% in 2006 (after adjustment for the 2006 workers compensation expense) as the Company benefited from an increase in revenues, which leveraged operating margins, and the addition of the Summerville communities. For the month of September, Emeritus’s community level operating income was $22.2 million and operating margin was 35.9%.  The Company defines community level operating income as community revenue less community operations expense.  Operating margin is operating income divided by community revenue.

In the third quarter of 2007, general and administrative expenses increased by $2.6 million from the prior year third quarter, primarily related to labor-related costs from both an increase in personnel and average wages of approximately $1.9 million and increase in other general corporate administrative expenses.  Much of the increase in overhead staffing costs relates to the addition of the 81 Summerville communities.

Property-related expenses (depreciation, amortization, interest, and facility lease expense) increased by $14.6 million, including an increase in depreciation expense of $7.5 million, $1.0 million in facility lease expense and $6.1 million in interest expense, primarily as the result of the acquisition of 88 properties operated under long-term leases in the prior year quarter, and acquisition of the 81 Summerville communities since the comparable period last year.

For the quarter ended September 30, 2007, Adjusted EBITDA was $26.0 million compared to $17.9 million for the same period last year.

The Company’s third quarter 2007 loss from continuing operations before income taxes was $12.9 million compared to a loss of $8.3 million in 2006.  After adjusting for the worker compensation expense reduction discussed above, the loss for the third quarter 2006 increased by

$2.6 million.  This $2.6 million change includes a $7.5 million increase in depreciation expense and a $1.5 million increase in non-cash lease expenses primarily from the acquisitions completed since the prior year quarter.  Exclusive of the $9.0 million increase in these non-cash items, loss from continuing operation would have improved by $6.4 million which is reflective of the improved operating performance of the legacy Emeritus portfolio for the third quarter plus the addition of the Summerville communities for one month.

Summary of 2007 First Nine Month Results

Total revenue for the nine months ended September 30, 2007 increased 15.1% to $359.2 million from $312.0 million for the same period in 2006.  Community operating revenues for the nine months ended September 30, 2007 grew $45.3 million, to $356.0 million compared to $310.7 million for the same period of 2006.  Approximately $24.1 million of the increase was attributable to the addition of the Summerville communities in the month of September. The additional improvement resulted from an increase of approximately $13.0 million in the average monthly revenue per occupied unit and approximately $8.2 million from an increase in occupancy. Management fee revenue was $2.1 million for the Company’s Blackstone joint venture.

Community operating expenses were $229.2 million in the nine months ended September 30, 2007 compared to $203.8 million in the comparable period in 2006. Of the $25.4 million increase, $16.3 million related to the acquisition of 83 new communities since last year.  The remaining $9.1 million, or 4.5%, was primarily related to increases in labor-related expenses of $7.0 million, and a $2.1 million increase in other operating expense categories.

Operating income from continuing operations improved $6.1 million for the first nine months of 2007 to $16.0 million as compared with $9.9 million for the same period in 2006, excluding the $12.2 million benefit in 2006 from the settlement of the Texas lawsuit.

The loss from continuing operations before income taxes for the first nine months of 2007 was $22.9 million compared to a $23.4 million loss in the same period of 2006, excluding the $12.2 million benefit in 2006 from the settlement of the Texas lawsuit.

Conference Call:

The Company will host a conference call on Monday, November 12, 2007 at 9:00 A.M. Eastern time to discuss its financial results for the third quarter of 2007.  Hosting the call will be Mr. Daniel Baty, Chairman and Co-Chief Executive Officer, Mr. Granger Cobb, President and Co-Chief Executive Officer, and Mr. Raymond Brandstrom, Chief Financial Officer.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the investors section.

The conference call can also be accessed by dialing (888) 791-4315 or for international participants (913) 312-0382.  A replay of the conference call will be available after 12:00 P.M. Eastern time on Monday, November 12, 2007 until midnight Eastern time, Monday November 26, 2007 and can be accessed by dialing (888) 203-1112 or for international participants (719) 457-0820 and entering the passcode 7634594.

Non-GAAP Financial Measure

Adjusted EBITDA is a financial measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (GAAP).   We believe this non-GAAP measure is useful in identifying trends in our day-to-day performance because it excludes items that have little or no significance on day-to-day operations and provides an indicator to management of progress in achieving optimal operating performance.  In addition, this measure is used by many research analysts and investors to evaluate the performance and the value of companies in our industry.   We strongly urge you to review the reconciliation of Net loss to Adjusted EBITDA provided below, along with our consolidated balance sheets, statements of operations and cash flows. We define Adjusted EBITDA and provide other information about this Non-GAAP measure in our Form 10-K filed on March 16, 2007 and in our Form 10Q filed on November 9, 2007.

The table below shows the reconciliation of net loss to Adjusted EBITDA for the three and nine months ended September 30, 2007 and 2006:

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2007	2006	2007	2006

Net loss	$ (11,573)	$ (6,434)	$ (22,897)	$ (9,322)
Provision for income taxes	(1,290)	(1,877)	30	(1,967)
Equity losses (gains) in unconsolidated joint ventures	805	138	(5,691)	630
Depreciation and amortization	20,350	12,820	49,545	37,221
Amortization of deferred gains	(464)	(554)	(1,567)	(1,661)
Non-cash stock option compensation expenses	2,133	1,984	3,456	2,205
Convertible debentures conversion costs	–	–	1,329	−
Interest expense	18,659	12,581	49,219	36,787
Interest income	(2,624)	(759)	(3,816)	(2,311)
Other non-cash unusual activity:
Reversal of Texas settlement accrued in 2004	-	-	-	(12,207)
Adjusted EBITDA	$ 25,996	$ 17,899	$ 69,608	$ 49,375

For a more detailed understanding of Emeritus, please refer to our annual Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, or visit our Internet site at www.emeritus.com to obtain a copy.

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Community revenue	$136,646	$106,931	$355,991	$310,729
Management fees	1,414	380	3,221	1,321
Total operating revenues	138,060	107,311	359,212	312,050

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	89,214	69,763	229,225	203,792
Texas lawsuit settlement	–	–	–	(12,207)
General and administrative	12,999	10,380	34,335	27,832
Depreciation and amortization	20,350	12,820	49,545	37,221
Facility lease expense	12,287	11,254	30,139	33,264
Total operating expenses	134,850	104,217	343,244	289,902
Operating income from continuing operations	3,210	3,094	15,968	22,148

Other income (expense):
Interest income	2,624	759	3,816	2,311
Interest expense	(18,659)	(12,581)	(49,219)	(36,787)
Equity gains (losses) in unconsolidated joint ventures	(805)	(138)	5,691	(630)
Other income (expense), net	767	561	877	1,719
Net other expense	(16,073)	(11,399)	(38,835)	(33,387)

Loss from continuing operations before income taxes	(12,863)	(8,305)	(22,867)	(11,239)
Provision for income taxes	1,290	1,877	(30)	1,967
Loss from continuing operations	(11,573)	(6,428)	(22,897)	(9,272)
Loss from discontinued operations	–	(6)	–	(50)
Net loss	$(11,573)	$(6,434)	$(22,897)	$(9,322)

Basic and diluted loss per common share:
Continuing operations	$(0.36)	$(0.36)	$(0.99)	$(0.53)
Discontinued operations	–	–	–	–
	$(0.36)	$(0.36)	$(0.99)	$(0.53)
Weighted average common shares outstanding :
Basic and diluted	32,001	18,024	23,165	17,664

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates, or has an interest in, 288 communities representing capacity for 24,812 units and approximately 29,674 residents in 37 states.  Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations,  uncertainties related to professional liability claims; and uncertainties about our ability to successfully  integrate our company after the merger with Summerville Senior Living, Inc.   We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report Form 10-Q for the quarter ended September 30, 2007.